CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No.2 to Registration Statement No. 333-168727 on Form N-1A of our reports dated December 22, 2010, related to the financial statements of First Trust Series Fund, consisting of First Trust/Confluence Small Cap Value Fund and First Trust Preferred Securities and Income Fund, appearing in the Statements of Additional Information, which are a part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 10, 2011